Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
Director, Business Development & Finance	Senior Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
415.506.6777	415.506.6701

For Immediate Release:

BioMarin Announces Fourth Quarter and Year-End 2005 Financial Results

Significant Reduction in Net Loss Projected for 2006

Conference Call to be Held Today at 5:00 p.m. ET (23:00 CET)

Novato, Calif, February 23, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its fourth quarter and year ended December 31, 2005. The net loss was $15.0 million ($0.20 per share) for the fourth quarter of 2005 compared to $82.4 million ($1.28 per share) for the fourth quarter of 2004. The net loss was $74.3 million ($1.08 per share) for the year ended December 31, 2005 compared to a net loss of $187.4 million ($2.91 per share) for the year ended December 31, 2004.

“Over the past year, we successfully advanced our product pipeline while significantly reducing our net loss. During this time, we achieved key company milestones, including the approval of Naglazyme in both the United States and Europe, the completion of the double-blind portion of the Phase 3 clinical trial of Phenoptin for PKU, and the initiation of our program for 6R-BH4 for the treatment of several cardiovascular indications,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Looking ahead in 2006, we expect the growing sales of Aldurazyme and Naglazyme and the revenue from our Phenoptin development collaboration to substantially offset development spending, leading to a significant reduction in our projected 2006 net loss as compared to 2005.”

Net sales of Naglazyme™ (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), for the fourth quarter and year ended December 31, 2005 were $3.7 million and $6.1 million, respectively. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) on May 31, 2005 and launched by BioMarin’s U.S.-based sales force on June 20, 2005.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased 36 percent to $21.2 million for the fourth quarter of 2005, compared to $15.6 million in the fourth quarter of 2004. Net sales for the year ended December 31, 2005 were $76.4 million compared to $42.6 million for the same period in 2004, representing an increase of 79 percent. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $3.1 million for the fourth quarter of 2005, compared to $1.0 million for the fourth quarter of 2004. BioMarin’s share of the profit of BioMarin/Genzyme LLC for the year ended December 31, 2005, was $11.8 million, compared to a loss of $3.0 million for the year ended December 31, 2004.

Net sales of Orapred® (prednisolone sodium phosphate oral solution), including the branded and authorized generic products, were $0.4 million for the fourth quarter of 2005, compared to $13.9 million for the fourth quarter of 2004. Orapred net sales recorded by BioMarin for the 12 months ended December 31, 2005 were $6.9 million compared to $18.6 million for the same period in 2004. This decrease in net sales can be attributed to the introduction of generic competitors that entered the market in late 2004. BioMarin began recording sales of Orapred in May 2004 at the time the product was acquired.

As of December 31, 2005, BioMarin had cash, cash equivalents, short-term investments and cash balances related to long-term debt of approximately $64.8 million.

2006 Projected Net Product Sales

In a company press release issued January 30, 2006, BioMarin provided the following net sales guidance for 2006:

•	BioMarin estimates sales of Naglazyme for 2006 to be in a range of $28 million to $32 million.

•	BioMarin and Genzyme estimate sales of Aldurazyme by the joint venture for 2006 to be in a range of $90 million to $100 million.

2006 Projected Net Loss

BioMarin projects that the GAAP net loss for 2006 will be between $49 million and $52 million, which includes $5.9 million of expenses related to the 2004 acquisition of Orapred and $7.5 million of expenses related to stock option compensation.

Recent Events and Fourth Quarter 2005 Highlights

•	On January 30, 2006, BioMarin announced that the European Commission had granted marketing authorization for Naglazyme for the treatment of MPS VI.

•	On January 25, 2006, BioMarin announced that the FDA had granted Fast Track designation for Phenoptin™ (sapropterin dihydrochloride), a Phase 3 investigational product candidate for the treatment of phenylketonuria (PKU).

•	On January 10, 2006, BioMarin announced that it had established operations for BioMarin Europe Ltd., positioning the company to launch Naglazyme in the European Union and to partner with companies looking to bring other products for rare diseases to the European marketplace.

•	On October 19, 2005, BioMarin announced that the FDA had accepted for filing the new drug application submitted for Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). The FDA will take action on the application, under the Prescription Drug User Fee Act (PDUFA), by June 1, 2006.

Upcoming Company Milestones

BioMarin expects to continue to advance its clinical-stage product candidates in the coming months. The following is a list of the company’s projected near-term milestones:

•	Announce results from the double-blind, placebo-controlled portion of the Phase 3 clinical trial of Phenoptin for PKU in late March 2006; and

•	Initiate a Phase 2 clinical trial of 6R-BH4 in poorly controlled hypertension in the second or third quarter of 2006 and a Phase 2 clinical trial of 6R-BH4 in peripheral arterial disease in the fourth quarter of 2006.

Upcoming Presentation at Medical Conference

On March 14, 2006, a researcher from Emory University School of Medicine will present a poster presentation entitled, “Tetrahydrobiopterin: A Novel Antihypertensive Therapy”, at the 55th Annual Scientific Session of the American College of Cardiology being held in Atlanta, Georgia. The study was led by Dr. Arshed Quyyumi, Professor of Medicine at Emory University School of Medicine, Division of Cardiology.

Conference Call and Webcast Scheduled for Today, February 23 at 5:00 p.m. ET

BioMarin will host a conference call and webcast to discuss fourth quarter and year-end 2005 financial results Thursday, February 23, at 5:00 p.m. ET (23:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: February 23, 2006

Time: 5:00 p.m. ET (23:00 CET)

U.S. & Canada Toll-free Dial in #: 866.825.3308

International Dial in #: 617.213.8062

Participant Code: 95873939

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 32640583

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for inflammatory conditions. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s products Naglazyme and Orapred (including its branded and authorized generic products) and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of BioMarin as a whole; the continued partial funding of the Phenoptin program by Serono; the timing of BioMarin’s clinical trials of Phenoptin and 6R-BH4; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Orapred, Phenoptin and 6R-BH4; and actions by regulatory authorities, including actions related to Naglazyme, Orapred and Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in continuing commercialization of Naglazyme and Orapred; BioMarin’s joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred; actual sales of Aldurazyme, Naglazyme and Orapred; actions by Serono as permitted under BioMarin’s license to it; the effect of the recent requirement to expense stock-based compensation; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2004 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Sales of BioMarin and BioMarin/Genzyme LLC

For the Three Months and Years Ended December 31, 2004 and 2005

(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$15,615	$21,216	$42,583	$76,417
Naglazyme	—	3,709	—	6,091
Orapred	13,897	448	18,641	6,948

(1)	The company recognizes its 50% share of the net income/loss of BioMarin/Genzyme LLC as Equity in the loss/(income) of BioMarin/Genzyme LLC in the company’s consolidated statements of operations.

BioMarin Pharmaceutical Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended December 31, 2004 and 2005

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
Revenues:
Net product sales	$13,897	$4,157	$18,641	$13,039
Collaborative agreement revenues	—	5,317	—	12,630

Total revenues	13,897	9,474	18,641	25,669
Operating expenses:
Cost of sales (excludes amortization of developed product technology)	3,305	1,327	3,953	2,629
Research and development	12,114	12,682	49,784	56,391
Selling, general and administrative	13,302	11,076	37,606	41,556
Amortization of acquired intangible assets	1,474	286	3,987	1,144
Impairment of acquired intangible assets	68,251	—	68,251	—
Acquired in-process research and development	(3,991)	—	31,453	—

Total operating expenses	94,455	25,371	195,034	101,720

Equity in the income (loss) of BioMarin/Genzyme LLC	993	3,072	(2,972)	11,838
Loss from operations	(79,565)	(12,825)	(179,365)	(64,213)
Interest income	469	685	2,466	1,861
Interest expense	(3,326)	(2,856)	(10,544)	(11,918)

Net loss	$(82,422)	$(14,996)	$(187,443)	$(74,270)

Net Loss per Share, Basic and Diluted	$(1.28)	$(0.20)	$(2.91)	$(1.08)

Weighted Shares Outstanding, Basic and Diluted	64,466	74,048	64,354	68,830

BioMarin Pharmaceutical Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$13,081	$38,092
Short-term investments	35,734	9,700
Restricted Cash	25,180	—
Accounts receivable, net	4,047	5,860
Advances to BioMarin/Genzyme LLC	2,160	1,071
Inventory	2,316	10,898
Other current assets	2,641	3,320

Total current assets	85,159	68,941
Cash balances related to long-term debt	16,406	17,049
Investment in BioMarin/Genzyme LLC	23,129	31,983
Property and equipment, net	42,501	37,321
Acquired intangible assets, net	16,451	15,306
Goodwill	45,053	21,262
Other assets	4,267	3,441

Total assets	$232,966	$195,303

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$27,249	$20,934
Current portion of acquisition obligation, net of discount	39,122	7,477
Current portion of deferred revenue	—	8,096
Current portion of equipment and facility loans	3,683	3,860

Total current liabilities	70,054	40,367
Convertible debt	125,000	125,000
Long-term portion of acquisition obligation, net of discount	86,632	70,873
Deferred revenue, net of current portion	—	11,825
Equipment and facility loan, net of current portion	16,406	17,049
Other long-term liabilities	2,852	7,651

Total liabilities	300,944	272,765

Stockholders’ equity (deficit):
Common stock	65	75
Additional paid-in capital	421,141	485,570
Accumulated other comprehensive loss	(363)	(16)
Accumulated deficit	(488,821)	(563,091)

Total stockholders’ equity (deficit)	(67,978)	(77,462)

Total liabilities and stockholders’ equity (deficit)	$232,966	$195,303

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